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                                                                   Exhibit 10.19

                            SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the "Agreement") is entered into this 31st day of October, 2002 (the "Effective Date") between MicroStrategy Incorporated ("MicroStrategy") and Tysons Corner Property, LLC ("Tysons Corner Property") (collectively, "the Parties").

        WHEREAS, MicroStrategy and Tysons Corner Property are parties to a Deed of Lease for Office Space dated as of January 7, 2000 (as amended by an August 9, 2000 First Amendment to Lease (the "First Amendment"), the "Lease"), pursuant to which MicroStrategy leases space (the "Premises") in an office building owned by Tysons Corner Property located at 1861 International Drive, McLean, Virginia 22102 (the "Building");

        WHEREAS, the Parties desire to modify their rights and obligations under the Lease relating to certain expansion improvements and exterior signage matters with respect to the Building;

        NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

        1. Procedures for Expansion Improvement Allowance. With respect to the Expansion Improvements and the Expansion Improvement Allowance described in
Section 5 of the First Amendment, notwithstanding any provision of the Lease inconsistent with or contrary to the following, the Parties agree that:

                a. So long as Wilmorite Property Management, LLC ("Wilmorite") is the property manager for the Tysons Corner Center and/or the Premises, Wilmorite shall act as Tysons Corner Property's sole representative with respect to all obligations, rights and duties of Tysons Corner Property with respect to the Expansion Improvements and the Expansion Improvement Allowance.

                b. Payment of any Expansion Improvement Allowance contemplated by Section 5(c)(4) of the First Amendment ("Retainage Amount") shall be due and made (notwithstanding any provisions of Section 5(c)(4) to the contrary) within five (5) business days of delivery of Closeout Documents (as defined below) by MicroStrategy to Wilmorite. If Tysons Corner Property refuses to pay all or part of any Retainage Amount (the "Refusal"), Tysons Corner Property must set forth its reasons for the Refusal and the specific provision or provisions of the Lease and/or this Agreement upon which Tysons Corner Property is basing the Refusal in writing no later than five (5) business days from the date the payment of the requested Retainage Amount would otherwise be due to MicroStrategy. If MicroStrategy disputes the Refusal, MicroStrategy must set forth its reasons for such dispute and the specific provision or provisions of the Lease and/or this Agreement upon which MicroStrategy is basing such dispute in writing no later than five (5) business days from receipt of the written notice of Refusal. Representatives

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of the parties will confer in good faith in an effort to resolve the Refusal within five (5) business days after Tysons Corner Property's receipt of MicroStrategy's written notice of dispute as to the Refusal. If the Parties cannot reach resolution of the matter within five (5) business days after such conference, either Party may exercise or pursue such rights and remedies as are available to it under applicable law with respect to the matter, and the prevailing Party in any resulting litigation relating to payment of the Retainage Amount shall be entitled, in addition to any award, to recover pre-judgment interest on such award at the rate of 9% per annum from the date the court determines that the Retainage Amount was due and owing, together with its reasonable costs and attorneys' fees.

                c.      "Closeout Documents" shall mean:

                        (i) A completed Tenant's Affidavit in the form attached hereto as Exhibit 1;

                        (ii) To the extent any general contractor performed work constituting Expansion Improvements, a General Contractor's Affidavit in the form attached hereto as Exhibit 2;

                        (iii) To the extent any general contractor performed work constituting Expansion Improvements, a General Contractor's Final Waiver of Lien in the form attached as Exhibit 3;

                        (iv) To the extent any subcontractor performed work constituting Expansion Improvements, a Subcontractor's Final Waiver of Lien in the form attached hereto as Exhibit 4;

                        (v) A certificate of occupancy for the Expansion Space (as defined in the First Amendment); and

                        (vi) Previously unpaid Approved Invoices (as defined in the First Amendment) for work and materials forming a part of the Expansion Improvements totaling at least the Retainage Amount.

                d. MicroStrategy may deliver to Tysons Corner Property for approval the final working drawings and specifications for the Expansion Improvements at any time, it being understood that MicroStrategy shall not commence performance of the Expansion Improvements until Tysons Corner Property has approved the Final Plans (as defined in First Amendment) for the Expansion Improvements, which approval shall not be unreasonably withheld as contemplated by Section 5 of the First Amendment.

        2. Signage. Notwithstanding any provision of the Lease to the contrary, including, without limitation, Section 2.3 and Exhibit H of the Lease and Section 3 and Exhibit H of the First Amendment, the following provisions shall apply to the Parties' rights and obligations with respect to exterior signage on the Building:

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                a.      The "East Sign" shall mean the exterior sign on the
upper facade of the east side of the Building in a location visible to street traffic on Route 7 ("Leesburg Pike") (which is currently described on pages 2, 4 and 6 of Exhibit H to the First Amendment).

                b. The "West Sign" shall mean the exterior sign on the uppermost part of the facade of the west side of the Building in a location visible from International Drive (which is currently described on pages 1, 5 and 7 of Exhibit H to the First Amendment).

                c. Tysons Corner Property represents and warrants to MicroStrategy that to the best of its actual knowledge the total exterior signage allowance for the Building is 367 square feet, 22 square feet of which is currently unallotted to any other tenant in the Building.

                d. The 22 square feet of unallotted exterior signage allowance for the Building is hereby given to MicroStrategy so that MicroStrategy is allotted 207 square feet of total square footage of exterior signage. If, for any reason, any additional square footage of exterior signage is determined to be available for the Building currently or in the future, before such additional square footage is allocated to any other tenant of the Building, Tysons Corner Property will consult with MicroStrategy regarding the allocation of the additional square footage. Nothing in this Paragraph 2(d) shall be construed to give MicroStrategy a legal option or other right to such additional square footage.

                e. MicroStrategy may, in its sole discretion, and at its sole cost and expense, seek to obtain county and/or other necessary governmental approval for the sole purpose of allowing MicroStrategy to install an East Sign and/or West Sign (including at the alternative location for the West Sign as depicted on p. 8 of Exhibit H to the First Amendment) of a size larger than MicroStrategy could install under the Lease absent such approval, provided that there is no resulting reduction in the square footage of exterior signage allotted to the other tenants of the Building. If MicroStrategy obtains any such approval, then MicroStrategy shall have the right to install such larger sign or signs without obtaining any further consents or approvals from Tysons Corner Property, provided that the change is limited solely to the increase in the size of the applicable sign. Tysons Corner Property shall reasonably cooperate and support the efforts of MicroStrategy to obtain any such county and/or other governmental approval so long as any out-of-pocket costs (contemplated by the Parties in connection with such efforts) incurred by Tysons Corner Property (as reasonably documented) are reimbursed by MicroStrategy.

                f. Tysons Corner Property hereby grants MicroStrategy permission to remove the currently-installed "Strategy.com" sign. In addition, Tysons Corner Property hereby grants MicroStrategy permission to install a "MicroStrategy" sign as the East Sign. Tysons Corner Property approves of the use by MicroStrategy (for purposes of replacing the current "Strategy.com" sign) of the plans and specifications relating to the "MicroStrategy" sign (approximately 125 square feet) set forth on the Exhibit H that was originally attached to the Lease prior to the First Amendment. The Parties agree that this approval does not obligate MicroStrategy to install a sign pursuant to such plans and specifications, but gives MicroStrategy the right to install such a sign without the need for any additional approvals from Tysons Corner Property.

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                g.      MicroStrategy may from time to time replace either or
both East Sign and West Sign, provided that any such sign displays the name "MicroStrategy" or other registered trade name or logo utilized by MicroStrategy, subject to Tysons Corner Property's approval of any such replacement, which approval (including without limitation approval of the plans and specifications for any replacement sign) shall not be unreasonably withheld, conditioned or delayed. Any work by MicroStrategy to replace any sign shall be performed in accordance with Section 2.3 of the Lease.

                h. Nothing contained in this Section 2 shall serve to limit, reduce or otherwise restrict MicroStrategy's rights and obligations regarding signage on the Building pursuant to the existing terms of the Lease.

        3. Effect on the Lease. This Agreement is not intended to, and does not, amend, terminate, waive, or otherwise modify any rights and/or obligations of the Parties under the Lease, except to the extent such rights and/or obligations are specifically modified by this Agreement or are otherwise inconsistent with the terms of this Agreement. In the event of any conflict between this Agreement and the Lease, this Agreement shall govern.

        4. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.

        5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).

        6. Construction of Agreement. The language of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against either of the Parties. The Parties affirm that they have read this Agreement in its entirety, including any attachments, and have had a full and fair opportunity to consider and understand its terms and to be advised by counsel. Each of the Parties further acknowledges that it and its counsel have had adequate opportunity to make and have made whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to its execution. The Parties further acknowledge that they understand the Agreement and have, of their own free will, without coercion, agreed to the terms hereof.

        7       Non-Waiver. Neither the waiver by either Party of a breach of or default under any of the provisions of the Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

        8       Entire Agreement. This Agreement, including exhibits, contains the entire agreement between the Parties with respect to the subject matter hereof and may not be amended, modified or terminated except by a signed written agreement between the Parties.

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        9.      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts together shall constitute one and the same agreement.

        10. Representation of Authority. The persons signing this Agreement represent and covenant that they have full legal authority to act on behalf of the respective Parties and to bind the respective Parties to the terms of this Agreement by affixing their signatures hereto.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first set forth above.

MICROSTRATEGY INCORPORATED               TYSONS CORNER PROPERTY, LLC
                                         By:  Wilmorite Property Management, LLC
                                              Its Property Manager
                                         By:  Wilprop Management, Inc.
                                              Its Managing Member

By:  /s/ Eric F. Brown                   By:  /s/ Mark R. Foerster
   ---------------------------------       -------------------------------------
   Name:   Eric F. Brown                   Name:   Mark R. Foerster
         ---------------------------             -------------------------------
   Title:   President and CFO              Title:   Executive Vice President
          --------------------------              ------------------------------

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